Exhibit D(16)

AMENDMENT

DATED MAY 1, 2006 TO

INVESTMENT SUB-ADVISORY AGREEMENT

for MassMutual Select Aggressive Growth Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and Sands Capital Management, Inc. (now known as Sands Capital Management, LLC) (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of February 9, 2004, relating to the MassMutual Aggressive Growth Fund (now known as the MassMutual Select Aggressive Growth Fund;

WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties; and

WHEREAS, MassMutual and the Sub-Adviser desire to amend the compensation of the Sub-Adviser as described in the Agreement;

NOW THEREFORE, IT IS AGREED THAT:

Section 6(a) of the Agreement shall be replaced in its entirety by the following:

6.	Compensation of the Sub-Adviser.

(a)       Effective as of April 1, 2006, MassMutual agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid quarterly, in arrears, at an annual rate of [  ]%.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: /s/ Eric Wietsma
Name: Eric Wietsma
Title: Vice President

SANDS CAPITAL MANAGEMENT, LLC

By: /s/ Robert C. Hancock
Name: Robert C. Hancock
Title: Managing Director and COO

Accepted and Agreed to by:
MASSSMUTUAL SELECT FUNDS on behalf of MassMutual Select Aggressive Growth Fund

By: /s/ James S. Collins
Name: James S. Collins
Title: CFO and Treasurer

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